Exhibit 4.1


                               WAIVER AND CONSENT

Please check the appropriate box(es) indicating whether you are a holder of:

|_| Secured Notes          |_| Unsecured Notes          |_| Preferred Stock

         WHEREAS, it is in the best interests of Mooney Aerospace Group, Ltd. (the "Company") to restructure its outstanding debt; and

         WHEREAS, the Company has proposed to the undersigned (the "Creditor") a plan to restructure the Company's outstanding debt and equity securities (the "Plan") in accordance with the term sheet attached hereto as Exhibit A (the "Term Sheet"); and

         WHEREAS, it is in the best interests of the Creditor to consent to the terms of the Plan;

         NOW, THEREFORE, upon good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, and contingent upon approval of the Plan by the board of directors of the Company, the Creditor agrees that:

         With respect to the Unsecured Notes:

1. The Creditor shall waive all past defaults under any Unsecured Note issued by the Company to the Creditor and agrees not to declare a default upon the occurrence of any new default under the Unsecured Notes for a period of six months following the Plan Date (as hereinafter defined);

2. Each Unsecured Note will be amended such that it is convertible into shares of the Company's common stock at a fixed per share conversion price equal to twice the per share conversion price of each Secured Note;

3. The Maturity Date for the Unsecured Notes will be extended for a period of three (3) years, which Maturity Date shall be the third anniversary of the Plan Date; and

4. The Unsecured Notes will be amended such that they bear interest at a rate of three percent (3%) per annum, payable upon maturity or conversion. Interest may be paid in stock or cash at the Company's option.

5. The obligations of the Company to register the common stock underlying any Unsecured Note in a registration statement to be filed with the Securities and Exchange Commission and to maintain the effectiveness of such a registration statement shall expire on the second anniversary of the date of issuance of the Unsecured Note.

6. By checking the box marked "Agree" immediately following this paragraph the Creditor agrees to purchase new Secured Notes from the Company's wholly-owned subsidiary, Mooney Airplane Company, Inc. ("Mooney") on the following terms:

         (a) for every $0.40 of new Secured Notes of Mooney Airplane Company, Inc. ("Mooney") purchased by the Creditor, the Company and Mooney, respectively, will grant the Creditor a security interest in the assets of the Company and Mooney to secure $1.00 of Unsecured Notes previously purchased by the Creditor; and

         (b) the Creditor will execute and deliver to the Company, as reasonably requested by the Company, any documents necessary to complete the transactions contemplated by this paragraph.

                  |_|   Agree       |_|   Disagree

         With respect to the Secured Notes;

1. The Creditor shall waive all past defaults under any Secured Note issued by the Company to the Creditor; and

2. Each Secured Note will be amended such that it is convertible into shares of the Company's common stock at a fixed per share conversion price equal to one-half the per share conversion price of each Unsecured Note.

3. The obligations of the Company to register the common stock underlying any Secured Notes in a registration statement to be filed with the Securities and Exchange Commission and to maintain the effectiveness of such a registration statement shall expire on the second anniversary of the date of issuance of the Secured Note.

         With respect to Preferred Stock;

1. That the Preferred Stock shall be convertible into shares of the Company's common stock at a per share conversion price equal to the per share conversion price of the Unsecured Notes; and

2. The obligations of the Company to register the common stock underlying the Preferred Stock in a registration statement to be filed with the Securities and Exchange Commission and to maintain the effectiveness of such a registration statement shall expire on the second anniversary of the date of issuance of the Preferred Stock.

         The Creditor further agrees, with respect to any outstanding Warrants issued by the Company, to the termination of all such Warrants, effective as of the Plan Date.

         The foregoing amendments will be effective with respect to the Notes, the Preferred Stock and the Warrants, as applicable, commencing on the date the board of directors of the Company (the "Board") approves the Plan (the "Plan Date"); provided, however, that this Waiver and Consent shall expire on May 1, 2003.

         The Creditor further represents and warrants that the dollar amount of Secured Notes, Unsecured Notes and Preferred Stock which the Creditor has set forth next to the Creditor's name on Schedule A attached hereto accurately and completely reflects the outstanding principal balance owed by the Company to the Creditor under the Secured Notes and/or the Unsecured Notes and the amount of Preferred Stock held by the Creditor as of the date hereof.

         The Company represents and warrants that the only conditions required for the Board to approve the Plan are (a) the receipt by the Company of the consent of one hundred percent (100%) of the Company's creditor's to the terms set forth above and (b) the receipt by a special committee the Board of a preliminary Fairness Opinion and a Valuation Opinion in connection with the Plan from an independent financial advisor.

          The Remainder of This Page Has Been Intentionally Left Blank

         IN WITNESS WHEREOF, the undersigned has caused this Waiver and Consent to be duly executed.

                                               CREDITOR

                                               By:
                                                  ------------------------------
                                               Name:
                                               Title:

Acknowledged and Agreed by:

MOONEY AEROSPACE GROUP, LTD.

By:
   --------------------------------
Name:
Title:



MOONEY AIRPLANE COMPANY, INC.


By:
   -----------------------------------------
Name:
Title:

                                   SCHEDULE A

         The table below accurately and completely states in U.S. Dollars the outstanding principal balance owed by the Company to the Creditor under the Secured Notes and/or the Unsecured Notes and the amount of Preferred Stock held by the Creditor as of the date hereof.

Creditor's Name      Secured Notes      Unsecured Notes      Preferred Stock
---------------      -------------      ---------------      ---------------

                                   TERM SHEET

                                    PROPOSAL
                                       TO
                        RESTRUCTURE THE OUTSTANDING DEBT
                                       OF
                          MOONEY AEROSPACE GROUP, LTD.
                                   ("Company")



Current Capital Structure of Parent
-----------------------------------

EQUITY

Approximately 227 million shares of Common Stock
$3.4 million Series A Convertible Preferred Stock

DEBT

Secured           $10 million
Unsecured         $17.5 million

Proposal to the Unsecured Note Holders
--------------------------------------

Proposal:         Unsecured convertible debentures ("Unsecured Notes") will be amended as follows:


Conversion:       The Unsecured Notes will be convertible into shares of the
                  Company's common stock at a fixed per share conversion price equal to twice the per share conversion price of the Secured
                  Notes. The Unsecured Notes, as a class, will be convertible into 13.7% of the Company's common stock assuming that an additional $2.5 million of Secured Notes will be purchased and that $6.25 million of Unsecured Notes will be back-secured in connection with the $2.5 million financing.

Defaults:         The Unsecured Note Holders will waive all past defaults under the Unsecured Notes and will agree not to declare a default upon the occurrence of any new defaults for a period of six months.

Maturity:         The Maturity Date for the Unsecured Notes will be extended for a period of three (3) years.

Interest:         The Unsecured Notes will bear interest at a rate of three
                  percent (3%) per annum, payable upon Maturity or conversion.
                  Interest may be paid in stock or cash at the Company's option.

Option to
Back-Secure:      For every $0.40 of new secured notes of Mooney Airplane
                  Company, Inc. ("Mooney") purchased by an Unsecured Holder, the
                  Company and Mooney, respectively, will grant that Unsecured
                  Holder a security interest in the assets of the Company and Mooney to secure $1.00 of Unsecured Notes previously purchased by that Holder.

Proposal to Secured Note Holders
--------------------------------

Proposal:         Secured convertible debentures ("Secured Notes") will be
                  amended as follows:

Conversion:       The Secured Notes will be convertible into shares of the
                  Company's common stock at a fixed per share conversion price equal to one-half the per share conversion price of the Unsecured Notes. The Secured Notes, as a class, will be convertible into 50.4% of the Company's common stock assuming that an additional $2.5 million of Secured Notes will be purchased and that $6.25 million of Unsecured Notes will be back-secured in connection with the $2.5 million financing.

Defaults:         The Secured Note Holders will waive all past defaults under the Secured Notes.

Proposal to the Holders of Preferred Stock
------------------------------------------

Conversion:       The Preferred Stock shall be convertible into shares of the
                  Company's common stock at a per share conversion price equal to the per share conversion price of the Unsecured Notes. The
                  Preferred Stock, as a class, will be convertible into 4.1% of the Company's common stock assuming that an additional $2.5 million of Secured Notes will be purchased and that $6.25 million of Unsecured Notes will be back-secured in connection with the $2.5 million financing.

Ownership Structure of the Company
----------------------------------

Assuming that all of the shares of Preferred Stock, all Unsecured Notes, all Secured Notes and $4 million in debt under the Company's revolving loan facility are fully converted into the Company's common stock following the restructuring, the ownership of the Company will be as follows:

Current Common Stock Holders                10.0%
$4 million under revolving loan             21.8%
$3.4 million Preferred Stock                 4.1%
$11.25 million in Unsecured Notes           13.7%
$20.75 million in Secured Notes             50.4%

The above table assumes that an additional $2.5 million of Secured Notes will be purchased and that $6.25 million of Unsecured Notes will be back-secured in connection with the $2.5 million financing.



                                       2